Exhibit FS-1

                             Energy East Corporation
                             Condensed Balance Sheet
                 Giving Effect to the Sale of Nine Mile Point 2
                              At December 31, 2000
                              Actual and Pro Forma
                                   (Unaudited)



                                     Energy East     Pro Forma     Pro Forma
                                        Actual      Adjustments   Energy East
                                     ------------  -------------  ------------
Assets
Current Assets
  Cash and cash equivalents          $     33,239  $     53,013   $     86,252
  Special deposits                         21,516             -         21,516
  Temporary investments                   100,292             -        100,292
  Accounts receivable, net                536,280             -        536,280
  Other accounts receivable
     due from Constellation                     -        61,620         61,620
  Other                                   156,556          (640)       155,916
                                     ------------  -------------  ------------
        Total Current Assets              847,883       113,993        961,876

Utility Plant, at Original Cost         6,669,822      (854,133)     5,815,689
  Less accumulated depreciation         3,096,283      (837,546)     2,258,737
                                     ------------  -------------  ------------
    Net utility plant in service        3,573,539       (16,587)     3,556,952
  Construction work in progress            59,389             -         59,389
                                     ------------  -------------  ------------
        Total Utility Plant             3,632,928       (16,587)     3,616,341

Other Property and Investments, Net       259,708       (31,186)       228,522

Regulatory Assets                         841,504       (31,827)       809,677

Other Assets                              469,252             -        469,252

Goodwill                                  952,358             -        952,358
                                     ------------  -------------  ------------

        Total Assets                 $  7,003,633  $     34,393   $  7,038,026
                                     ============  =============  ============

The notes on pages 5 of this exhibit are an integral part of the pro forma combined condensed financial statements.

                               Energy East Corporation
                               Condensed Balance Sheet
                   Giving Effect to the Sale of Nine Mile Point 2
                                At December 31, 2000
                                Actual and Pro Forma
                                     (Unaudited)

                                          Energy East     Pro Forma      Pro Forma
                                            Actual       Adjustments    Energy East
                                         -------------  -------------  -------------
Liabilities
Current Liabilities
  Current portion of long-term debt
     and sinking fund requirements       $     25,285              -   $     25,285
  Notes payable and interim financing         418,995              -        418,995
  Taxes accrued                                     -   $     20,250         20,250
  Other                                       582,422          1,070        583,492
                                         -------------  -------------  -------------
        Total Current Liabilities           1,026,702         21,320      1,048,022
Regulatory Liabilities
  Gain on sale of generation assets           232,041         71,368        303,409
  Other                                       340,221        (27,165)       313,056
                                         -------------  -------------  -------------
        Total Regulatory Liabilities          572,262         44,203        616,465
Deferred Income Taxes and
  Unamortized Investment Tax Credits          457,495              -        457,495
Other                                         840,514        (31,186)       809,328
Long-term debt                              2,346,814              -      2,346,814
                                         -------------  -------------  -------------
        Total Liabilities                   5,243,787         34,337      5,278,124
Commitments                                         -              -              -
Preferred stock redeemable solely
  at the option of subsidiaries                43,324              -         43,324
Common Stock Equity
  Common stock Energy East
   ($.01 par value, 300,000 shares
   authorized and 117,656 shares
   outstanding as of December 31, 2000)         1,191              -          1,191
Capital in excess of par value                871,078              -        871,078
Retained earnings                             918,016             56        918,072
Accumulated other
  comprehensive income                        (34,823)             -        (34,823)
Treasury stock, at cost (1,418 shares               -
  at December 31, 2000)                       (38,940)             -        (38,940)
                                         -------------  -------------  -------------
        Total Common Stock Equity           1,716,522             56      1,716,578
                                         -------------  -------------  -------------
        Total Liabilities and
         Shareholders' Equity            $  7,003,633   $     34,393   $  7,038,026
                                         =============  =============  =============

The notes on page 5 of this exhibit are an integral part of the pro forma combined condensed financial statements.

                               Energy East Corporation
                            Condensed Statement of Income
                    Giving Effect to the Sale of Nine Mile Point 2
                        Twelve Months Ended December 31, 2000
                                 Actual and Pro Forma
                                     (Unaudited)

                                           Energy East     Pro Forma      Pro Forma
                                             Actual       Adjustments    Energy East
                                          -------------  -------------  -------------
                                            (in thousands, except per share amounts)
Operating Revenues
  Sales and services                      $  2,959,520              -   $  2,959,520

Operating Expenses
  Electricity purchased and fuel
    used in generation                       1,073,728         45,848      1,119,576
  Natural gas purchased                        496,509              -        496,509
  Other operating expenses                     435,965        (23,079)       412,886
  Maintenance                                  108,106        (10,844)        97,262
  Depreciation and amortization                165,524         (4,434)       161,090
  Other taxes                                  165,767         (6,417)       159,350
  Gain on sale of Nine Mile 2                        -        (90,480)       (90,480)
Deferral of asset sale gain                          -         71,368         71,368
                                          -------------  -------------  -------------
        Total Operating Expenses             2,445,599        (18,038)     2,427,561
                                          -------------  -------------  -------------

Operating Income                               513,921         18,038        531,959
Other (Income) and Deductions                  (32,906)             -        (32,906)
Interest Charges, Net                          152,503              -        152,503
Preferred Stock Dividends
  of Subsidiary                                    963              -            963
                                          -------------  -------------  -------------
Income Before
  Income Taxes                                 393,361         18,038        411,399
Income Taxes                                   156,682         18,626        175,308
                                          -------------  -------------  -------------
Income Before
  Extraordinary Item                           236,679           (588)       236,091
Extraordinary Loss on Early
  Extinguishment of Debt, Net                    1,645              -          1,645
                                          -------------  -------------  -------------
Net Income                                $    235,034          ($588)  $    234,446
                                          =============  =============  =============

Earnings per share,
  basic and diluted                       $       2.06                  $       2.05

Average Common
  Shares Outstanding                           114,213                        114,213

The notes on page 5 of this exhibit are an integral part of the pro forma combined condensed financial statements.

                             Energy East Corporation
                    Condensed Statement of Retained Earnings
                 Giving Effect to the Sale of Nine Mile Point 2
                              At December 31, 2000
                              Actual and Pro Forma
                                   (Unaudited)


                                  Energy East    Pro Forma     Pro Forma
                                     Actual     Adjustments   Energy East
                                  ------------  ------------  ------------

Balance, beginning of period      $    782,588                $    782,588

Add net income                         235,034  $         56       235,090

Deduct dividends on common stock        99,606             -        99,606
                                  ------------  ------------  ------------

Balance, end of period            $    918,016  $         56  $    918,072
                                  ============  ============  ============

The notes on page 5 of this exhibit are an integral part of the pro forma combined condensed financial statements.

                          Notes to Unaudited Pro Forma
                         Condensed Financial Statements
                 Giving Effect to the Sale of Nine Mile Point 2

Note  1.  Unaudited  Pro  Forma  Condensed  Financial  Statements.

     The unaudited pro forma condensed financial statements as of and for the twelve months ended December 31, 2000, have been adjusted to give effect to the sale of NYSEG's 18% ownership interest in NMP2. The unaudited pro forma condensed financial statements reflect adjustments based on certain amounts as of and for the twelve months ended December 31, 2000. Final entries will be made on the basis of actual assets and liabilities as of the closing date of the sale. Therefore, actual amounts may differ from those reflected in the pro forma financial statements.

     The unaudited pro forma condensed balance sheet and statement of retained earnings assume that the sale was completed on December 31, 2000. The unaudited pro forma combined condensed statement of income for the twelve months ended December 31, 2000, assumes that the sale was completed on January 1, 2000.

     The pro forma statements are for illustrative purposes only. They are not necessarily indicative of the financial position or operating results that would have occurred had the sale been completed on January 1, 2000 or December 31, 2000, as assumed above; nor is the information necessarily indicative of future financial position or operating results.

Note  2.  Balance  Sheet

     The pro forma adjusting entries on the balance sheet reflect the 1) amount of cash received at closing, 2) accounts receivable for the unpaid balance of the purchase price, 3) elimination of utility plant related to NMP2, 4) transfer of the decommissioning trust fund, 5) elimination of related deferred taxes, 6) recognition of deferred taxes relating to the deferred gain, 7) elimination of other related deferred assets, including transaction costs and
8)  taxes  payable  on  the  taxable  gain.

Note  3.  Income  Statement.

     The pro forma adjusting entries on the income statement reflect the 1) cost of purchasing electricity to replace the electricity generated by NMP2, 2) elimination of NMP2 operating expenses, 3) the gain on the sale of NMP2 and the gain deferred, and 4) income taxes on the gain.